UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

ROBINHOOD MARKETS, INC.

(Name of Issuer)

CLASS A COMMON STOCK, $0.0001 PAR VALUE PER SHARE

(Title of Class of Securities)

770700102

(CUSIP Number)

SEPTEMBER 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 770700102	13G	Page 2 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Galileo (PTC) Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 26,971,653
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 26,971,653
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,971,653
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 770700102	13G	Page 3 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Cardew Services Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
	6.	SHARED VOTING POWER 26,971,653
	7.	SOLE DISPOSITIVE POWER
	8.	SHARED DISPOSITIVE POWER 26,971,653

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,971,653
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 770700102	13G	Page 4 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global Advisors Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 26,971,653
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 26,971,653
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,971,653
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 770700102	13G	Page 5 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Managers V Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 18,141,040
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 18,141,040
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,141,040
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 770700102	13G	Page 6 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Managers VI Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,651,642
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,651,642
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,651,642
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 770700102	13G	Page 7 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Managers VII Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,178,971
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,178,971
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,178,971
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 770700102	13G	Page 8 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 13,060,286
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 13,060,286
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,060,286
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 770700102	13G	Page 9 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Investments XIX, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,393,934
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,393,934
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,393,934
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 770700102	13G	Page 10 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global V Co-Invest, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 686,820
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 686,820
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 686,820
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 770700102	13G	Page 11 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,651,642
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,651,642
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,651,642
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 770700102	13G	Page 12 of 17 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DST Global VII, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,178,971
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,178,971
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,178,971
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 770700102	13G	Page 13 of 17 Pages

Item 1(a).	Name of Issuer:

ROBINHOOD MARKETS, INC.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

85 Willow Road Menlo Park, CA 94025

Item 2.

(a) – (c)	Name of Persons Filing; Address; Citizenship

This statement on Schedule 13(G) is being filed jointly by the following persons, collectively, the “Reporting Persons”:

	i.	Galileo (PTC) Limited
Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands Citizenship: British Virgin Islands

	ii.	Cardew Services Limited
Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands Citizenship: British Virgin Islands

	iii.	DST Global Advisors Limited
Address: c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands Citizenship: British Virgin Islands

	iv.	DST Managers V Limited
Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands Citizenship: Cayman Islands

	v.	DST Managers VI Limited
Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands Citizenship: Cayman Islands

	vi.	DST Managers VII Limited
Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands
Citizenship: Cayman Islands

	vii.	DST Global V, L.P.
Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands
Citizenship: Cayman Islands

CUSIP No. 770700102	13G	Page 14 of 17 Pages

viii.	DST Investments XIX, L.P.
Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands
Citizenship: Cayman Islands

ix.	DST Global V Co-Invest, L.P.
Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands
Citizenship: Cayman Islands

x.	DST Global VI, L.P.
Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands
Citizenship: Cayman Islands

xi.	DST Global VII, L.P.
Address: c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands
Citizenship: Cayman Islands

Item 2(d).	Title of Class of Securities:

Class A common stock, $0.0001 par value per share (“Class A Common Stock”)

Item 2(e).	CUSIP Number:

770700102

Item 3.	Not applicable.

Item 4.	Ownership.

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13G. The ownership percentages reported are based on 762,910,826 Class A Common Shares outstanding as of August 2, 2024, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on August 8, 2024.

DST Managers V Limited is the general partner of each of DST Global V, L.P., DST Investments XIX, L.P., DST Global V Co-Invest, L.P., and, as such, may be deemed to beneficially own the shares held directly by each of DST Global V, L.P., DST Investments XIX, L.P., DST Global V Co-Invest, L.P.

DST Managers VI Limited is the general partner of DST Global VI, L.P., and, as such, may be deemed to beneficially own the shares held directly by DST Global VI, L.P.

DST Managers VII Limited is the general partner of DST Global VII, L.P., and, as such, may be deemed to beneficially own the shares held directly by DST Global VII, L.P.

CUSIP No. 770700102	13G	Page 15 of 17 Pages

DST Global Advisors Limited wholly owns DST Managers V Limited, DST Managers VI Limited and DST Managers VII Limited and, as such, may be deemed to beneficially own the shares beneficially owned by DST Managers V Limited, DST Managers VI Limited and DST Managers VII Limited.

Cardew Services Limited wholly owns DST Global Advisors Limited and, as such, may be deemed to beneficially own the shares beneficially owned by DST Global Advisors Limited.

Galileo (PTC) Limited wholly owns Cardew Services Limited and, as such, may be deemed to beneficially own the shares beneficially owned by Cardew Services Limited.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 770700102	13G	Page 16 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 28, 2024

GALILEO (PTC) LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

CARDEW SERVICES LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL ADVISORS LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST MANAGERS V LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST MANAGERS VI LIMITED

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST MANAGERS VII LIMITED

/s/ Despoina Zinonos Name: Despoina Zinonos Title: President

CUSIP No. 770700102	13G	Page 17 of 17 Pages

DST GLOBAL V, L.P.
By: DST Managers V Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST INVESTMENTS XIX, L.P.
By: DST Managers V Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL V CO-INVEST, L.P.
By: DST Managers V Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL VI, L.P.
By: DST Managers VI Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President

DST GLOBAL VII, L.P.
By: DST Managers VII Limited, its General Partner

/s/ Despoina Zinonos
Name: Despoina Zinonos
Title: President